Exhibit (O)

KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor

New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2026, with respect to the financial statements of AMG BBH Asset-Backed Credit Fund, LLC, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

New York, New York

June 30, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.